Filed Pursuant to Rule 433
Registration Statement No.: 333-146334
August 26, 2009
Final Term Sheet
*** FINAL PRICING TERMS ON THE REPUBLIC OF SOUTH AFRICA NOTES ***
ISSUER: REPUBLIC OF SOUTH AFRICA
SECURITIES: GLOBAL NOTES
EXPECTED RATINGS: A3/BBB+/BBB+
FORMAT: SEC REGISTERED GLOBAL (NO. 333-146334)
SIZE: US$500,000,000 (brings total size to US$2,000,000,000)
FURTHER ISSUANCE: The Notes offered hereby (the “Notes”) are a further issuance of the US$1,500,000,000 aggregate principal amount of the 6.875% Notes due 2019 that were previously issued on May 27, 2009 (the “May Notes”). The Notes will form a single series with the May Notes and will both have the same terms other than the initial offering price. The Notes and the May Notes will have the same CUSIP and ISIN numbers and will trade interchangeably. This may not occur immediately upon settlement. Upon completion of this offering, US$2,000,000,000 aggregate principal amount of 6.875% Notes due 2019 will be outstanding.
MATURITY: MAY 27, 2019
SETTLEMENT: SEPTEMBER 4, 2009 (T+7)
SPREAD: +240bps
YIELD: 5.85%
BENCHMARK UST: 3.625% due Aug-2019

BENCHMARK UST YIELD: 3.45%

BENCHMARK UST PRICE: 101-15
PRICE TO PUBLIC: 107.511% (plus accrued interest totaling US$9,262,152.78 or US$9,262.15 per US$1,000 principal amount of global bonds from May 27, 2009)
COUPON: 6.875% PER ANNUM, PAYABLE SEMI-ANNUALLY
INTEREST PAYMENT DATES: MAY 27 AND NOVEMBER 27, BEGINNING NOVEMBER 27, 2009
REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY
MINIMUM DENOMINATIONS: US$100,000 AND INTEGRAL MULTIPLES OF US$1,000 IN EXCESS THEREOF
CUSIP: 836205AM6
ISIN: US836205AM61
JOINT LEAD MANAGERS: BARCLAYS CAPITAL INC. AND J. P. MORGAN SECURITIES INC.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

A prospectus supplement of the Republic of South Africa accompanies the free-writing prospectus and is available from the SEC’s website at www.sec.gov/Archives/edgar/data/932419/000095012309038053/y02159b3e424b3.htm.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital at (1) (866) 307-8991 (USA toll free), +1 212-412-4072 (collect) or +44 20 7773 5484 (London); or J.P. Morgan at +1 212-834-4533 (collect).